UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 10, 2021

ESPORTS ENTERTAINMENT GROUP, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-39262	26-3062752
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

13/14 Penthouse Office, Mannarino Road

Birkirkara, Malta, BKR 9080

(Address of principal executive offices)

356 2713 1276

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	GMBL	The Nasdaq Stock Market LLC
Common Stock Purchase Warrants	GMBLW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Risk and Compliance Officer

On February 10, 2021, the Company’s board of directors (the “Board”) evaluated the duties and responsibilities of Chief Risk and Compliance Officer position and determined it to be an Executive Officer position. On July 1, 2020, the Company appointed Mr. Adrien Lefevre to serve as Chief Risk & Compliance Officer (“CCO”) of the Company (the “CCO Appointment”), and. Mr. Lefevre continues to serve the Company in the capacity as CCO, pursuant to the terms of the employment agreement between the Company and Mr. Lefevre entered into on July 1, 2020 (“Lefevre Employment Agreement”). As a result of the Board’s determination that the CCO position is an Executive Officer position, the Company now deems the Lefevre Employment Agreement to be material.

Adrien Lefevre, age 35

Adrien Lefèvre brings over ten years of experience in compliance and senior management. Previously, he had been involved in more than ten organizations within the gaming industry holding positions including chief risk and compliance officer, group secretary, legal officer, compliance officer, risk officer and consultant. From 2019 through June 2020, he was a Consultant for various B2B and B2C I-gaming companies involved in multiple jurisdictions and gaming verticals. From 2016 through January 2019, Mr. Lefèvre was the Multigroup Ltd, chief risk & compliance officer and group secretary, a subsidiary of 500.com Ltd, an iGaming B2B & B2C company specializing in secondary lottery. From 2015 to 2016, he held the position of compliance officer with GVC Holdings and Videoslots Ltd. From 2010 to 2015, he was compliance analyst and executive escalation specialist at PayPal Europe Services Ltd. Mr. Lefèvre holds a postgraduate degree in Financial Services Law, Regulation and Compliance from London Metropolitan University.

Pursuant to the Lefevre Employment Agreement, Mr. Lefevre is entitled to receive an annual base salary of £130,000. Mr. Lefevre will be eligible for discretionary cash bonuses as determined from time to time by the Board or the Compensation Committee of the Board. The Company may, at its sole discretion, terminate the Lefevre Employment Agreement immediately by paying all amounts that otherwise would have been due and owing during the notice period of such termination. On the date of termination, for any reason whatsoever, Mr. Lefevre will only be entitled to any outstanding fees or consideration earned and owed though the date of such termination.

Item 5.02 of this Current Report on Form 8-K contains only a brief description of the material terms of and does not purport to be a complete description of the rights and obligations of the parties to the Lefevre Employment Agreement, and such descriptions is qualified in its entirety by reference to the full text of the Lefevre Employment Agreement, a copy of which is filed herewith as Exhibits 10.1.

Item 9.01. Exhibits.

(d) Exhibits

Exhibit No.	Exhibit
10.1	Lefevre Employment Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ESPORTS ENTERTAINMENT GROUP, INC.

Dated: February 16, 2021	By:	/s/ Grant Johnson
Grant Johnson Chief Executive Officer